Franklin Reosurces, Inc.
                           777 Mariners Island Blvd.
                                 P.O. Box 7777
                            San Mateo, CA 94403-7777
                                tel 650/312-3000


March 11, 1999



FRANKLIN STRATEGIC SERIES
777 Mariners Island Blvd.
San Mateo, CA 94404


Gentlemen:

      We propose to invest $100 on March 10, 1999 and $999,900 on March 11, 1999 in the Class A shares (the "Shares") of the Franklin U.S. Long-Short Fund (the "Fund"), a series of Franklin Strategic Series (the "Trust") at a purchase price of $10.00 per share. We will purchase the Shares in a private offering prior to the effectiveness of the Form N-1A registration statement filed by the Trust on behalf of the Fund under the Securities Act of 1933. The Shares are being purchased as the initial advance in connection with the operations of the Fund.

      We consent to the filing of this Investment Letter as an exhibit to the Form N-1A registration statement of the Trust.



Sincerely,

FRANKLIN RESOURCES, INC.



By: /s/Harmon E. Burns
       Harmon E. Burns
       Executive Vice President